Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-213637, 333-124772, 333-110066, and 333-07141) on Form S-8 of Trustmark Corporation of our report dated February 21, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Trustmark Corporation and subsidiaries for the year ended December 31, 2016.

/s/ Crowe Horwath LLP

Atlanta, Georgia

February 21, 2017